Comparative Fin Status Report

Operating Information Reflected As NCF			Deal:	LBUBS04C1		as of:		3/11/2004		Comparative Financial Status Report
	P4	P9	P10	P52	P89	P21	L8	P44	P51	P45	P47 or P76	P48 or P77	P60	P66	P61	P63 or P80	P65 or P81	P53	P59	P54	P56 or P78	P58 or P79	P73	P74	P30	P29	P68	P70 or P82	P72 or P83	(2)
								Original Underwriting					2nd Preceding Annual Operating					Preceding Annual Operating					Most Recent Financial							Net Change
								Information					Information						Information				Information
								Base Year					as of _______			Normalized		as of _______			Normalized		*Normalized or Actual							Preceding & Basis
Loan	Property ID	City	State	Last Property Inspection Date	Property Condition	Current Allocated Loan Amount	Paid Thru Date	Financial Info as of Date	% Occ	Total Revenue	$ NOI/NCF	(1) DSCR	Financial Info as of Date	% Occ	Total Revenue	$ NOI/NCF	(1) DSCR	Financial Info as of Date	% Occ	Total Revenue	$ NOI/NCF	(1) DSCR	FS Start Date	FS End Date	Occ As of Date	% Occ	Total Revenue	$ NOI/NCF	(1) DSCR	% Occ	% Total Revenue	(1) DSCR
No information have been reported on all supplemental files received

(1) DSCR should match to Operating Statement Analysis Report and is normally calculated using NOI or NCF / Debt Service times the allocated loan percentage.
(2) Net change should compare the latest year to the Base Year.
* As required by Trust Agreements.
** Weighted Averages should be computed and reflected if the data is relevant and applicable.

Last Updated on 3/19/2004
By SSanty